Exhibit 12.1

John E. Lux, Esq.
Attorney at Law
1629 K Street, Suite 300
Washington, DC 20006
(202) 780-1000
Admitted in Maryland and the District of Columbia

November 19, 2018

Board of Directors

B2Digital, Incorporated

4522 West Village Drive, Suite 215

Tampa, Florida 33624

Gentlemen:

I have acted, at your request, as special counsel to B2Digital, Incorporated, a Delaware corporation, (“B2Digital, Incorporated”) for the purpose of rendering an opinion as to the legality of 645,816,667 shares of common stock, 600,000,000 shares of common stock offered by the company and 45,816,667 shares of common stock offered by selling shareholders at $0.01 per share of B2Digital, Incorporated common stock, par value $0.00001 per share to be offered and distributed by B2Digital, Incorporated (the “Shares”), pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by B2Digital, Incorporated with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Delaware, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of B2Digital, Incorporated and all amendments thereto, the By-Laws of B2Digital, Incorporated, selected proceedings of the board of directors of B2Digital, Incorporated authorizing the issuance of the Shares, certificates of officers of B2Digital, Incorporated and of public officials, and such other documents of B2Digital, Incorporated and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of B2Digital, Incorporated, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by B2Digital, Incorporated against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Delaware corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Delaware, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ John E. Lux

John E. Lux